Exhibit 99.1

Press Release
FOR IMMEDIATE RELEASE
ICAD REPORTS THIRD QUARTER FINANCIAL RESULTS
Conference Call to be Held Thursday, November 4th at 10:00 a.m. Eastern Time
NASHUA, N.H. (November 3, 2010) — iCAD, Inc. (NASDAQ: ICAD), an industry-leading provider of advanced image analysis and workflow solutions for the early identification of cancer, today reported financial results for the three and nine months ended September 30, 2010.
Financial highlights for the third quarter of 2010 include the following (all comparisons are with the third quarter of 2009):
•	Total revenue of $5.6 million, compared with $7.1 million

•	Digital computer-aided detection (CAD) and MRI CAD revenue of $3.3 million, compared with $4.8 million

•	Film-based revenue of $748,000, compared with $1.3 million

•	Service and supply revenue of $1.5 million, compared with $1.0 million

•	International revenue of $776,000, compared with $371,000

•	Gross margin of 87.3%, compared with 84.8%

•	Net loss of $1.4 million or $0.03 per share, compared with net income of $113,000 or $0.00 per diluted share
Financial highlights for the first nine months of 2010 include the following (all comparisons are with the first nine months of 2009):
•	Total revenue of $18.2 million, compared with $20.0 million

•	Digital CAD and MRI CAD revenue of $11.5 million, compared with $12.7 million

•	Film-based revenue of $2.5 million, compared with $4.6 million

•	Service and supply revenue of $4.2 million, compared with $2.8 million

•	International revenue of $2.7 million, compared with $2.8 million

•	Gross margin of 87.5%, compared with 83.0%

•	Net loss of $3.3 million or $0.07 per share, compared with a net loss of $2.3 million or $0.05 per share

Non-financial highlights for the third quarter and recent weeks include:
•	Received U.S. Food and Drug Administration (FDA) clearance to market VeraLook™, the Company’s CAD product used in the interpretation of virtual colonoscopy exams.

•
Launched a next generation MRI product suite for breast, prostate and other organs that brings together SpectraLook® and VividLook® with the new OmniLook™ and VersaVue™ Enterprise to offer comprehensive quantitative image analysis for cancer detection, staging, localization, treatment planning and serial monitoring.

•	Granted a U.S. patent for Automated Lesion Characterization which will be incorporated into a future release of the SecondLook Digital platform.
Commenting on the third quarter of 2010, President and CEO of iCAD Ken Ferry, said, “Though the third quarter proved challenging, we did continue to make progress by significantly advancing our product pipeline while remaining committed to operational excellence and financial discipline in a continued challenging business environment. This allowed us to again expand our gross margin and generate positive cash flow. Our core digital mammography business remained challenged due to the ongoing economic environment and the continued absence from the market of one of our major OEM partners as they await FDA clearance for their new digital mammography system. Declines in sales of film-based products reflect the expected decrease in demand and pricing pressure as the marketplace continues to transition to digital technologies. Our service and supply segment was particularly strong, growing nearly 50% and reflecting the opportunity provided by our growing global installed base of CAD systems and TotalLook products. Our installed base for these systems exceeds 4,000 and continues to evolve as a major source of service contract growth.
“Despite the quarter to quarter business volatility, we remain confident in the market opportunity for our core digital CAD business, as approximately 3,600 film-based mammography systems in the U.S. have yet to convert to digital mammography and international opportunities continue to expand as well. Also, we expect that our growing installed base will provide a captive market for increasing service contracts and planned product upgrades and enhancements in the future.

“During the third quarter, we were very pleased to receive FDA clearance to market our VeraLook CAD technology for CT colonography. Extensive testing with radiologists demonstrated that the use of VeraLook improved reader sensitivity to all colonic polyps in a statistically significant manner — particularly for smaller, more easily missed polyps and pre-cancerous polyps, which can develop into malignancies over time. VeraLook also demonstrated high standalone sensitivity to detecting polyps, while generating a low number of clinically acceptable false positive marks on CTC images. Reader and standalone testing was conducted with exams containing various types of polyps including sessile, flat and pedunculated, and on patients prepped using different methodologies.
“Following this FDA clearance, we are making steady progress to finalize interfaces with our OEM partners who develop and market the advanced visualization, 3D-rendering software for virtual colonoscopy, and we are making progress towards completion of commercial contracts as well. We look forward to bringing this breakthrough CAD technology to the millions of Americans who may benefit from this potentially life-saving test.
“Also, we look forward to participating in this year’s Radiology Society of North America (RSNA) annual meeting in late November, where we will feature our leading-edge technologies for CAD applied to digital mammography and CT colonography, as well as quantitative image analysis and workflow solutions for breast and prostate MRI, before an audience of more than 60,000 medical, scientific and corporate professionals,” concluded Mr. Ferry.
Third Quarter Results
Total revenue for the third quarter of 2010 was $5.6 million, a decrease of 21% compared with total revenue of $7.1 million for the third quarter of 2009. This reflects a 31% decline in sales of the Company’s digital and MRI CAD products to $3.3 million from $4.8 million in the prior year’s third quarter in part as a result of one of our key OEM partner’s inability to ship their new FFDM system due to its pending FDA clearance and a soft sales quarter from another key OEM partner. International revenue for the third quarter of 2010 rose 109% to $776,000 from $371,000 in the prior year.

Total film-based revenue for the quarter declined 41% to $748,000 from $1.3 million in the third quarter of 2009. This reflects the expected continued decline in demand for film-based products and accessories as the marketplace transitions to digital technologies, as well as softer demand for digital mammography systems that affect sales of the TotalLook MammoAdvantage, a digitizing and comparative reading solution that is sold to further optimize workflow in a digital mammography environment.
Service and supply revenue increased 50% to $1.5 million from $1.0 million in the prior year period, primarily due to continued growth in service contract revenue as digital CAD and TotalLook MammoAdvantage systems transition from warranty to service contracts, highlighting the significant growth opportunity from the Company’s installed product base.
The Company achieved a gross margin of 87.3% for the 2010 third quarter compared with 84.8% for the 2009 third quarter, primarily due to cost reductions and optimized pricing. Third quarter 2010 operating expenses were $6.3 million compared with $5.9 million in the prior year period. For the third quarter of 2010, the Company posted a net loss, including stock-based compensation expense of $280,000, of $1.4 million or $0.03 per share, compared with net income, including stock-based compensation expense of $492,000 of $113,000 or $0.00 per diluted share in the third quarter of 2009.

	Three months ended September 30,
	2010	2009	% Change
Digital & MRI CAD revenue	$3,311,234	$4,808,683	-31.1%
Film-based revenue	748,093	1,275,884	-41.4%
Service & supply revenue	1,527,030	1,021,703	49.5%

Total revenue	$5,586,357	$7,106,270	-21.4%

Nine Month Results
Total revenue for the nine months ended September 30, 2010 was $18.2 million, a 9% decrease from $20.0 million for the first nine months of 2009. The gross margin expanded to 87.5% from 83.0% in the comparable prior-year period. The net loss for the nine months ended September 30, 2010, including stock-based compensation expense of $1.3 million, was $3.3 million or $0.07 per share, compared with a net loss, including stock-based compensation expense of $1.5 million, of $2.3 million or $0.05 per share, for the nine months ended September 30, 2009.

For the first nine months of 2010, sales of iCAD’s digital and MRI CAD solutions decreased 10% from the prior-year period to $11.5 million from $12.7 million. Sales of film-based products of $2.5 million declined 45% from $4.6 million in the prior year period. During the first nine months of 2010, service and supply revenue increased 53% to $4.2 million from $2.8 million for the first nine months of 2009. International revenue declined 2% to $2.7 million from $2.8 million during the comparable prior-year period.

	Nine months ended September 30,
	2010	2009	% Change
Digital & MRI CAD revenue	$11,467,862	$12,685,228	-9.6%
Film-based revenue	2,519,551	4,561,053	-44.8%
Service & supply revenue	4,216,752	2,754,874	53.1%

Total revenue	$18,204,165	$20,001,155	-9.0%

As of September 30, 2010, iCAD had cash and cash equivalents of $18.1 million, compared with $16.2 million as of December 31, 2009.
Darlene Deptula-Hicks, Executive Vice President and CFO, said, “Our commitment to disciplined financial management and operational excellence allowed us to expand gross margins, contain operating expenses, and increase cash by nearly $2.0 million since the beginning of the year. We accomplished this while continuing to invest in developing and enhancing our product portfolio to ensure that we are in a strong position to benefit from improvements in our sector, and in the economy.”
Conference Call
iCAD management will host an investment community conference call beginning at 10:00 a.m. Eastern time on Thursday, November 4, 2010 to discuss these results and answer questions. Shareholders and other interested parties can participate in the conference call by dialing 866-713-8565 (domestic) or 617-597-5324 (international) and entering passcode 17163676. The call will also be broadcast live on the Internet at www.streetevents.com, www.fulldisclosure.com and www.icadmed.com.
A replay of the conference call will be available beginning two hours after its completion through November 11, 2010 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering passcode 90176316. The call will also be archived for 90 days at www.streetevents.com, www.fulldisclosure.com and www.icademed.com.

About iCAD, Inc.
iCAD, Inc. is an industry-leading provider of advanced image analysis and workflow solutions that enable healthcare professionals to better serve patients by identifying pathologies and pinpointing cancer earlier. iCAD offers a comprehensive range of high-performance, upgradeable Computer-Aided Detection (CAD) systems and workflow solutions for mammography (film-based, digital radiography and computed radiography), Magnetic Resonance Imaging (MRI) and Computed Tomography (CT). Since receiving FDA approval for the Company’s first breast cancer detection product in 2002, more than 4,000 iCAD systems have been placed in healthcare practices worldwide. iCAD’s solutions aid in the early detection of the most prevalent cancers including breast, prostate, colon, and in the future, lung cancer. For more information, call (877) iCADnow or visit www.icadmed.com.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:
Certain statements contained in this News Release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the risks of uncertainty of patent protection, the impact of supply and manufacturing constraints or difficulties, product market acceptance, possible technological obsolescence, increased competition, customer concentration and other risks detailed in the Company’s filings with the Securities and Exchange Commission. The words “believe,” “demonstrate,” “intend,” “expect,” “estimate,” “anticipate,” “likely,” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. The Company is under no obligation to provide any updates to any information contained in this release.
For iCAD, contact Darlene Deptula-Hicks, EVP and CFO at 603-882-5200 x7944 or
via email at ddeptula@icadmed.com
For iCAD Investor Relations, contact Anne Marie Fields of Lippert/Heilshorn & Associates at
212-838-3777 x6604 or via email at afields@lhai.com
For iCAD Public Relations, contact Liza Heapes
at 617-369-8787 or via e-mail at liza.heapes@mslgroup.com
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iCAD, Inc.
Statements of Operations
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenue:
Products	$4,059,327	$6,084,567	$13,987,413	$17,246,281
Service and supplies	1,527,030	1,021,703	4,216,752	2,754,874

Total revenue	5,586,357	7,106,270	18,204,165	20,001,155

Cost of revenue:
Products	544,767	917,481	1,769,402	2,864,806
Service and supplies	166,750	164,505	512,774	527,201

Total cost of revenue	711,517	1,081,986	2,282,176	3,392,007

Gross margin	4,874,840	6,024,284	15,921,989	16,609,148

Operating expenses:
Engineering and product development	1,714,474	1,702,263	4,795,946	5,601,756
Marketing and sales	2,766,646	2,577,319	8,641,393	8,174,752
General and administrative	1,804,926	1,654,909	6,131,079	5,206,303

Total operating expenses	6,286,046	5,934,491	19,568,418	18,982,811

(Loss) income from operations	(1,411,206)	89,793	(3,646,429)	(2,373,663)

Other income	—	—	275,000	—
Interest income (expense) — net	18,620	22,965	58,117	88,641

Net (loss) income	$(1,392,586)	$112,758	$(3,313,312)	$(2,285,022)

Net (loss) income per share
Basic and Diluted	$(0.03)	$0.00	$(0.07)	$(0.05)
Diluted	$(0.03)	$0.00	$(0.07)	$(0.05)

Weighted average number of shares used in computing (loss) income per share
Basic	45,921,952	45,620,763	45,782,449	45,463,078
Diluted	45,921,952	46,101,765	45,782,449	45,463,078

iCAD, Inc.
Balance Sheets
(unaudited)

	September 30,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$18,115,731	$16,248,031
Trade accounts receivable, net of allowance for doubtful accounts of $50,000 in 2010 and $84,000 in 2009	3,118,398	4,692,614
Inventory, net	701,507	1,094,115
Prepaid expenses and other current assets	503,270	393,490

Total current assets	22,438,906	22,428,250

Property and equipment:
Equipment	2,848,598	2,873,012
Leasehold improvements	74,107	72,612
Furniture and fixtures	344,700	344,700
Marketing assets	292,613	292,613

	3,560,018	3,582,937
Less accumulated depreciation and amortization	2,773,640	2,661,083

Net property and equipment	786,378	921,854

Other assets:
Deposits	32,126	63,194
Patents, net of accumulated amortization	118,536	90,027
Customer relationships, net of accumulated amortization	175,894	200,407
Technology intangibles, net of accumulated amortization	5,261,636	6,093,294
Tradename, net of accumulated amortization	80,600	99,200
Goodwill	43,515,285	43,515,285

Total other assets	49,184,077	50,061,407

Total assets	$72,409,361	$73,411,511

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,109,758	$1,365,558
Accrued salaries and other expenses	2,704,726	2,199,286
Deferred revenue	3,912,418	3,139,567

Total current liabilities	7,726,902	6,704,411

Long-term warranty expense	17,088	23,275
Long-term deferred revenue	479,035	375,183

Total liabilities	8,223,025	7,102,869

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $.01 par value: authorized 85,000,000 shares; issued 46,012,496 in 2010 and 45,746,736 in 2009; outstanding 45,944,620 in 2010 and 45,678,860 in 2009	460,125	457,467
Additional paid-in capital	151,251,081	150,062,733
Accumulated deficit	(86,574,606)	(83,261,294)
Treasury stock at cost (67,876 shares)	(950,264)	(950,264)

Total stockholders’ equity	64,186,336	66,308,642

Total liabilities and stockholders’ equity	$72,409,361	$73,411,511